Exhibit 3.2

CERTIFICATE OF MERGER

OF

IRON MOUNTAIN INCORPORATED

(a Delaware Corporation)

WITH AND INTO

IRON MOUNTAIN REIT, INC.

(a Delaware Corporation)

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Iron Mountain REIT, Inc., a Delaware corporation (“Iron Mountain REIT”), hereby certifies the following information relating to the merger of Iron Mountain Incorporated, a Delaware corporation (“Iron Mountain”), with and into Iron Mountain REIT (the “Merger”).

FIRST:          The name and state of incorporation of each of the constituent corporations that is a party to the Merger (the “Constituent Corporations”), are as follows:

Name	Jurisdiction

Iron Mountain Incorporated	Delaware

Iron Mountain REIT, Inc.	Delaware

SECOND:             An Agreement and Plan of Merger, dated as of November 12, 2014 (the “Merger Agreement”), by and between Iron Mountain and Iron Mountain REIT, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and, with respect to Iron Mountain REIT, by the written consent of its sole stockholder in accordance with Section 228) of the DGCL.

THIRD:                 The name of the surviving corporation is Iron Mountain REIT, Inc., a Delaware corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the Merger to be “Iron Mountain Incorporated.”

FOURTH:           The Certificate of Incorporation of Iron Mountain REIT as in effect immediately prior to the Merger shall be the Certificate of Incorporation of the Surviving Corporation, except that, pursuant to the Merger Agreement, immediately following the Merger, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to substitute the words “Iron Mountain Incorporated” for the words “Iron Mountain REIT, Inc.”

FIFTH:                This Certificate of Merger, and the Merger provided for herein, shall become effective at 11:59 p.m. Eastern Time on January 20, 2015.

SIXTH:                 The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at One Federal Street, Boston, Massachusetts 02110.

SEVENTH:          A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, Iron Mountain REIT, Inc., has caused this Certificate of Merger to be executed by a duly authorized officer on this 20th day of January, 2015.

IRON MOUNTAIN REIT, INC.

By:	/s/ Ernest W. Cloutier
Name:	Ernest W. Cloutier
Title:	Executive Vice President and General Counsel

[Signature Page: Certificate of Merger]